Exhibit 99.1


COMPANY PRESS RELEASE

URSUS TELECOM CORPORATION RAISES $ 7 MILLION OF EQUITY FINANCING IN A PRIVATE PLACEMENT LED BY THE TAIL WIND FUND, LTD. SUNRISE, Fla.--(BUSINESS WIRE)--Feb. 14, 2000--Ursus Telecom Corporation (Nasdaq: UTCC) announced today a private equity financing of $7 million for shares of UTCC common stock. The funding was led by the Tail Wind Fund, Ltd., a worldwide investor in emerging growth companies.

The private placement consisted of 615,115 newly issued, unregistered shares of Common Stock and a five-year warrant for 279,998 additional shares at a strike price of $15.3956. As part of the placement agreement, Ursus Telecom will register the new shares with the Securities and Exchange Commission. The Company said the funds would be used for the marketing of its e-business unit theSTREAM.com (www.theSTREAM.com), global expansion of its Internet telephony operations and IP telephony network, as well as general working capital purposes.

Commenting on the funding, Johannes Seefried, Chief Financial Officer of Ursus Telecom Corporation, said, "We are delighted in having concluded this financing at this very important time for the Company's ongoing development and growth strategy in the internet telephony space, and are indeed very pleased to have attracted institutional investors like the Tail Wind Fund. This funding will strengthen our efforts to capitalize on the dramatic opportunity that we believe exists in internet telephony and allow us to aggressively develop our IP network and operations overseas as well as in the United States."

About Ursus Telecom

Ursus Telecom Corporation is a global facilities-based telecommunications company that provides international services, including long distance, direct-dial, value-added and Internet-based services to more than 100,000 customers - individuals, businesses and carriers - worldwide. The Company operates directly and through a network of agents on five continents and over 45 countries that account for more than 80% of the World's international traffic. Ursus Telecom operates switching facilities and points of presence in Sunrise, Florida, Frankfurt, Lima, Buenos Aires, Johannesburg and Tokyo. Ursus Telecom is the source of theSTREAM.com.

Together with theSTREAM.com as the Company's global marketing and provisioning mechanism, Ursus believes it is well positioned to prosper in the next generation of services which combine the Internet, telephony, fax, data and video services into a single broadband platform offering a rich, multi-media experience to its customers throughout the world.

Statements in this news release that relate to future plans, financial results or projections, events or expected performance in future periods are forward-looking statements and fall within the safe harbor provision of the Private Securities Litigation Reform Act of 1995. While management wishes to provide readers with reasonable opinions and viewpoints with respect to the Company's progress, marketplace acceptance, business opportunities, and fiscal performance, such statements, opinions and viewpoints are forward-looking and involve risks and uncertainties, including risks of changing conditions in the overall economy, the capital markets, the computer and telecommunications industries, as well as risks of changing consumer demand and the success of the Company's business strategies and other factors detailed in the Company's annual and other reports filed with the Securities and Exchange Commission.